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                                                                    EXHIBIT 23.4


                          Independent Auditors' Consent

The Board of Directors
Exactis.com, Inc.:

We consent to the inclusion in the registration statement on Form S-4/A (Amendment No. 1) of 24/7 Media, Inc. of our report dated January 31, 2000, except for note 9 which is as of February 29, 2000, with respect to the balance sheets of Exactis.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.

                                                      /s/ KPMG LLP
                                                      KPMG LLP


Denver, Colorado
May 22, 2000